EXHIBIT 5.1

May 22, 2001

OnLine Power Supply, Inc.
8100 South Akron Street, Suite 308
Englewood, Colorado 80112

Re:  OnLine Power Supply, Inc.
     Form S-8 Registration Statement
     Stock Option Plan for Non-Executive Directors

Gentlemen:

     We have acted as counsel to OnLine Power Supply, Inc., a Nevada corporation (the "company") in connection with the registration on the Securities and Exchange Commission's (the "SEC") Form S-8 (the "registration statement") under the Securities Act of 1933, of the future issuance of an aggregate of 300,000 shares of common stock, upon exercise of nonqualified options issued and to be issued under the company's Stock Option Plan for Non-Executive Directors (the "plan").

     We provide this opinion as required by item 8 of Form S-8 and item 601(b)(5)(I) of the SEC's Regulation S-K.

     We have reviewed the company's articles of incorporation and amendments, bylaws, and corporate proceedings taken in connection with the plan. Based on that review, we are of the opinion that if, as and when the shares are issued and sold (and the consideration therefor received) pursuant to options issued under the plan, and in accordance with the registration statement and the requirements of Form S-8, such shares will be duly authorized, legally issued, fully paid, and nonassessable shares of common stock of the company.

     This opinion letter is provided as of the date first written above. We disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion stated herein. Our opinion is expressly limited to the matters set forth above. We render no opinion, whether by implication or otherwise, as to any other matters relating to the company, the plan, or the shares issuable on exercise of the options addressed in this opinion and the registration statement. No opinion is stated, and none is to be inferred or implied, regarding matters within ERISA or comparable state laws.

                                            Very truly yours,

                                             /s/ Stephen E. Rounds

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